EXHIBIT 10.3

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”), entered into as of December 14, 2016, by and between RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), with a principal office in Philadelphia, Pennsylvania, and James J. Sebra (“Executive”).

WHEREAS, Executive has been employed by the Company as the Chief Financial Officer and Treasurer since May 2012;

WHEREAS, the Company and Executive are parties to that certain Employment Agreement entered into as of August 2, 2012 (the “Employment Agreement”);

WHEREAS, the Company and the Executive entered into a Binding Memorandum of Understanding (the “MOU”) on September 26, 2016 that memorialized terms relating to Executive’s resignation from his positions with the Company;

WHEREAS, Executive acknowledges that the Employment Agreement remains in full force and effect, except as modified by the MOU and except as modified by this Agreement; and

WHEREAS, the parties intend to arrange for Executive’s separation from employment with Company and to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound hereby and in consideration of the mutual promises and obligations expressed herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive and Company agree as follows:

1.Executive’s Resignation.

(a)Executive shall remain in his current position as CFO of the Company until the later to occur of March 31, 2017 or the filing of the Company’s Form 10-K for the fiscal year ending December 31, 2016 with the U.S. Securities and Exchange Commission (the “Resignation Date”), at which time Executive shall resign from his CFO position and any other positions held by him. In the event the Company hires a new CFO, Executive may resign prior to the Resignation Date, provided, however, that any early resignation shall be at the option and in the sole discretion of the Company. If the Company requires Executive’s service after the Resignation Date, Executive shall work in good faith with the Company to accommodate such request by modifying the Shared Services Agreement entered into by the Company and IRT.    Executive’s salary and benefits will cease on the Resignation Date, except as set forth below.  In accordance with Company policy, Executive will not be paid for any accrued, unused vacation through the Resignation Date but shall be paid any then unpaid salary earned and owing as of the Resignation Date. Executive shall also be reimbursed any unreimbursed business expenses incurred by Executive prior to the Resignation Date in accordance with Company policy.

(b)As of the Resignation Date, Executive will cease to be a director, officer or manager of the Company or its subsidiaries and or its affiliates, as applicable, and shall thereafter have no authority to bind the Company or its subsidiaries or its affiliates.

(c)Executive’s annual cash bonus and any other award granted to Executive under the RAIT Financial Trust 2012 Incentive Award Plan (the “Plan”) as compensation for performance during fiscal year 2016, if any, shall be determined by the Board of Trustees of the Company, in its sole discretion, and awarded to Executive in a manner consistent with past practices for determining and awarding such bonuses or awards.

(d)In accordance with Section 2(c) of the MOU, in the event that Executive remains in the employ of the Company after December 31, 2016, he shall receive a fixed cash bonus equal to the portion of his 2016 cash bonus, if any, prorated based on the period that Executive was employed by the Company during 2017.  By way of example, if Executive remained in the employ of the Company until March 31, 2017, Executive would be entitled to a fixed cash bonus of 25% of his 2016 cash bonus.  Such bonus shall be paid to Executive no later than June 1, 2017.

(e)In accordance with Section 2(d) of the MOU, all equity awards previously granted to Executive and equity awards to be granted to Executive pending the completion of fiscal year 2016, if any, shall neither terminate nor accelerate upon Executive’s resignation as an employee of the Company, and vesting shall continue to occur in accordance with the applicable vesting schedule. In addition: (i) Executive shall remain entitled to accrued dividends and dividend equivalents on all such equity awards, (ii) options and share appreciation rights (“SARs”) held by Executive may be exercised after vesting through the expiration of the original term of such options and SARs and (iii) Performance Share Unit Awards granted to the Executive in 2015 and 2016 (“PSUs”) shall continue to time vest while remaining subject to the achievement of the relevant performance metrics, in each case as if Executive remained employed by the Company throughout the term. Any performance target for PSUs that is determined based on a subjective evaluation of Executive’s performance by the compensation committee of the Company’s board of trustees shall, for purposes of such PSUs, be computed such that the percentile achievement for such subjective target shall equal the weighted average of the percentiles achieved for the objectively evaluated targets applicable to such PSU.

(f)In recognition that time-vested restricted equity awards granted to Executive shall cease to be subject to service based conditions (as contemplated by Section 1(c)) and will, as a result, be taxable at the time of such cessation, the Company is authorized to withhold a number of common shares having a fair market value sufficient to cover any legally required tax withholdings on such equity awards. The PSUs shall remain subject to the relevant performance metrics and will not be taxable at the time of such cessation.

2.Agreements and Acknowledgements.

(a)Executive acknowledges that the Employment Agreement remains in full force and effect, except as modified by the MOU and except as modified by this Agreement.

(b)Executive agrees that he remains subject to Section 5 (and its subsections) of the Employment Agreement relating to Non-Competition, Non-Solicitation, Intellectual Property, Developments and Confidentiality, except that the Company waives (i) the non-competition restriction in Section 5.1(a) of the Employment Agreement as of the Resignation Date, only with respect to Executive’s employment with Independence Realty Trust, Inc. (“IRT”) and (ii) the non-solicitation restrictions in Section 5.1(c) of the Employment Agreement with respect to each of the following named individuals, and with respect to any additional individuals offered positions at IRT with the prior written consent of the Company: Scott Schaeffer, Farrell Ender, Matthew Harker, Michael Kernan, Jason Lynch, Jessica Norman, and Michael Hogentogler.  Executive also agrees that the Company may, without limitation, exercise the rights and remedies referenced in Section 5.4 of the Employment Agreement (captioned “Equitable Relief”) in connection with any breach of any of Executive’s continuing restrictions set forth in Section 5 (and its subsections) of the Employment Agreement, excluding, for clarity, the non-competition and non-solicitation restrictions in Section 5.1(a) and Section 5.1(c), respectively, of the Employment Agreement waived by the Company with respect to Executive’s employment with IRT and solicitation of employees as and to the extent permitted herein. The duration of any applicable restrictions contained in Section 5 of the Employment Agreement (and its applicable subsections) shall begin on the Resignation Date.

3.General Release By Executive. In accordance with the requirements of the MOU, and in consideration of the benefits set forth in the MOU, Executive agrees to execute a general release in the form attached hereto as Appendix A on, and not earlier than, the Resignation Date.

4.Return of Company Property. Executive shall deliver, on or before the Resignation Date, all property of the Company to the person designated by the Company to receive the same, including keys, identification cards, the Company’s (and its subsidiaries’ and its affiliates’) credit cards and equipment, such as cellphones, blackberries, computers, records and information belonging to the Company, and any documents, memoranda or files, stored in whatever media, retaining no copies.

5.Cooperation Agreement. For so long as any applicable indemnification agreements (the “Indemnification Agreements”) remain in effect and Executive is indemnified thereunder, Executive promises to assist the Company with the transition of his job responsibilities to other employees of the Company and its subsidiaries and its affiliates and to provide reasonable cooperation to the Company and its attorneys in connection with any investigations, lawsuits, or other proceedings in which the Company or its employees may become involved, in each case with respect to work performed for the Company or its subsidiaries or its affiliates by Executive prior to the Resignation Date. Executive agrees to comply with the Company’s reasonable requests for information, including, without limitation, with respect to governmental filings and regulatory information requests.   Executive shall not be obligated to incur any out-of-pocket expenses in assisting the Company under this Section 5 unless the Company agrees to reimburse him for such expenses.

6.Consideration Period.

(a)Executive acknowledges that he has been provided with a period of at least twenty-one (21) calendar days to consider the terms of this Agreement, including the General Release of Claims attached as Appendix A, from the date this Agreement first was presented to him on November 15, 2016.  Executive agrees that any changes to this Agreement, whether material or immaterial, will not restart the running of the 21-day period.

(b)Executive understands that he may take the entire 21-day period to consider this Agreement.  Executive acknowledges that if he signs and returns this Agreement before the end of the consideration period that he will have knowingly and voluntarily waived his right to consider the Agreement for the full consideration period.  He may return this Agreement in less than the full consideration period only if his decision to shorten it was knowing and voluntary and was not induced in any way by the Company.

7.Indemnification, Litigation and Related Matters.  All applicable Indemnification Agreements and the provisions of the Company’s Directors and Officers liability insurance policies (“D&O Policies”), Declaration of Trust and Bylaws relating to indemnification and advancement of expenses to officers of the Company shall continue to apply to Executive with respect to work performed for the Company by Executive prior to the Resignation Date. In addition, any changes to such provisions subsequent to the Resignation Date that are generally applicable to conduct of officers of the Company occurring prior to the Resignation Date shall apply to Executive. The Company shall continue to maintain liability insurance covering Executive with respect to work performed for the Company by Executive prior to the Resignation Date on the same or substantially similar terms as for any other officer. The Company agrees to keep Executive reasonably apprised of the status of any proceedings that may implicate him or his conduct and/or might give rise to a right to indemnification under any applicable Indemnification Agreements or otherwise, including promptly providing relevant publically available documents such as pleadings and material filings.

8.Effective Date.  This Agreement shall become effective according to its terms immediately upon the Second Closing Date (as defined in that certain Securities and Asset Purchase Agreement, dated September 27, 2016, by and among the Company, RAIT TRS, LLC, Jupiter Communities, LLC, the RAIT Selling Stockholders (as defined therein), IRT and Independence Realty Operating Partnership, LP), except that Executive shall have seven (7) days following execution of the General Release required by Section 3 herein and attached hereto as Appendix A to revoke his consent thereto.  If Executive does not execute the General Release attached hereto as Appendix A on the Resignation Date, as required by Section 4 herein, or if he revokes it, the Company’s obligations to Executive under Sections 2(c) and (d) of the MOU shall immediately cease and the Company will not waive the non-competition restriction in Section 5.1(a) and Section 5.1(c) of the Employment Agreement.  From the date hereof through the Resignation Date, Executive’s obligations under the Employment Agreement shall continue as set forth therein.

9.Revocation Period. The Revocation Period, for purposes of this Agreement, is the seven (7) day period following Executive’s execution of the General Release attached hereto as Appendix A.  Executive acknowledges that he shall have seven (7) days following his execution of the General Release in Appendix A to revoke the Release.  To revoke the Release, Executive, within seven (7) days of his execution of the Release, must deliver, fax or e-mail, or send a letter via overnight deliver to the attention of Scott L.N. Davidson, the Chief Executive Officer of the Company, at RAIT Financial Trust, Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, PA 19103. If the seventh day is a Sunday or federal holiday, then the document must be delivered, faxed, e-mailed, or sent by over-night delivery service, as applicable, on the following business day. For a revocation to be effective, Executive must have evidence confirming timely receipt by the Company.

10.Advice to Consult Legal Representative.  The Company recommends that Executive consult with an attorney of his own choosing, at his own expense, with regard to entering into this Agreement.

11.Executive Certification – Validity of Agreement.  Executive, intending to be legally bound, represents, certifies and acknowledges that he has carefully read this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect and with the advice of counsel.  Executive further declares that he is competent to understand the content and effect of this Agreement and that his decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

12.Integration.  This Agreement, as well as the agreements referenced herein, contain the entire agreement and understanding between Executive and the Company. This Agreement supersedes all other agreements between Executive and the Company, except those referenced herein.  In the event of any inconsistency between this Agreement and any other agreements between the Executive and the Company, the statements in this Agreement shall control. The following provisions of the Employment Agreement shall survive Executive’s resignation of his employment with the Company to the extent necessary to achieve the intended preservation of any such rights and obligations: (i) Section 5 (captioned “Non-Competition, Non-Solicitation, Intellectual Property and Confidentiality”) and all of its subsections, other than Section 5.1(a) relating to the non-competition restriction and Section 5.1(c) relating to the non-solicitation restriction which the Company waived as and to the extent set forth in Section 2(b) of this Agreement; (ii) Section 6 (captioned “Non-Exclusivity of Rights”); and (iii) Section 7 (captioned “Survivorship”).

13.Modification.  This Agreement shall not be changed unless in writing and signed by both Executive and the Company.

14.Severability.  If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity and enforceability of the other provisions of this Agreement, which shall be considered severable and shall remain in full force and effect.

15.Headings.  The headings contained in this Agreement are not a part of the Agreement and are included solely for ease of reference.

16.Governing Law.  This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, which, together with the laws of the United States of America, will control any and all disputes or questions of interpretation arising hereunder.

17.Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement, to the extent signed and delivered by means of a facsimile machine or by other electronic transmission of a manual signature (by portable document format (.pdf) or other method that enables the recipient to reproduce a copy of the manual signature), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  Neither party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement as of the date first written above.

PLEASE READ CAREFULLY.

/s/ James J. Sebra
James J. Sebra

RAIT Financial Trust

By:	/s/ Scott L. N. Davidson
Name:	Scott L. N. Davidson
Title:	President

[Signature Page to Separation Agreement]

APPENDIX A

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (“Release”) is made by James J. Sebra (“Executive”), in consideration of the promises and mutual covenants contained in the Separation Agreement (the “Separation Agreement”), dated December 14, 2016, by and between Executive and RAIT Financial Trust (the “Company”).

1.General Release of Claims.

(a) Executive and his heirs, executors and administrators (collectively, “Releasors”), intending to be legally bound, hereby release and discharge the Company, and all of the Company’s related parties, including the Company’s subsidiaries and affiliates and its and their officers, trustees, directors, shareholders, employees, agents, other representatives, successors, assigns, heirs, executors, and administrators (hereinafter referred to collectively as “Releasees”), from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release, including, without limitation, any claims under any federal, state, local, or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to any and all claims:

(i)	arising out of the Employment Agreement (and any prior employment agreements between Executive and the Company or its subsidiaries or its affiliates);
(ii)

under any federal, foreign, state or local laws, including without limitation, the Age Discrimination in Employment Act and the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., as amended, the Family & Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification, 29 U.S.C. § 2101 et seq., the Pennsylvania Human Relations Act, the Philadelphia Fair Employment Ordinance, the Sarbanes-Oxley Act, any regulations promulgated under the foregoing laws, and similar state and local statutes, laws and ordinances;

(iii)

of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

(iv)	except and as to the extent provided for in or contemplated by the MOU and the Separation Agreement, for compensation of any type whatsoever,

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including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;
(v)

under any other statutory, regulatory, common law or other claims of any kind, including without limitation, claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, misrepresentation, emotional distress, or pain and suffering; and

(vi)	for counsel fees and costs, except insofar as such fees and costs relate to claims and rights excluded from this Release, including as set forth in Section 2 below.

(b)Releasors’s rights with respect to any and all awards that have been granted or that will be granted to Executive under the Plan shall be governed by Section 1(c) of the Separation Agreement.

(c)Releasors specifically waive and release any and all claims under Section 2.1(c) of the Employment Agreement.

2.Exclusions.  Notwithstanding any other provision of this Release, the following are not barred by the Release and are excluded from the Release:  (a) claims relating to the validity of this Agreement; (b) claims by either party to enforce its or his rights under this Agreement and/or under the MOU (as defined in the Separation Agreement); (c) claims that legally may not be waived; (d) claims for vested benefits under any Company retirement plan; (e) Executive’s rights and claims to, and relating to, indemnification and directors’ and officers’ liability insurance under the Company’s Bylaws or charter, any indemnification agreement to which Executive is a party or beneficiary or applicable law, as a result of having served as an officer and/or director of the Company of any of its subsidiaries or affiliates and (f) claims for workers’ compensation benefits.  In addition, this Release does not bar Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (the “EEOC”) or analogous state/local agency, prevent Executive from reporting to any government agency any concerns Executive may have regarding the Company’s practices, or preclude Executive from testifying, assisting or participating in an investigation, hearing or proceeding conducted by the EEOC or any other federal, state or local agency.

Intending to be legally bound, agreed to and executed on this ________________.

James J. Sebra

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